Exhibit 99.1

Aspen Aerogels, Inc. Reports Second Quarter 2022 Financial Results and Recent Business Developments

44% revenue growth driven by high demand across all markets

For Immediate Release

NORTHBOROUGH, Mass., July 27, 2022 — Aspen Aerogels, Inc. (NYSE: ASPN) (“Aspen” or the “Company”), a technology leader in sustainability and electrification solutions, today announced financial results for the second quarter of 2022, which ended June 30, 2022, and discussed recent business developments.

Total revenue for the second quarter of 2022 was $45.6 million, compared to $31.7 million in the second quarter last year. Second quarter net loss was $24.1 million, compared to a net loss of $6.7 million in the second quarter of 2021. Net loss per share for the second quarter was $0.68, compared to $0.23 in the second quarter last year.

Adjusted EBITDA for the second quarter of 2022 was $(18.3) million, compared to $(3.4) million in the second quarter of 2021. A reconciliation of non-GAAP Adjusted EBITDA to net loss is provided in the financial schedules that are part of this press release. An explanation of this non-GAAP financial measure is also included below under the heading “Non-GAAP Financial Measures.”

Second Quarter Highlights and Recent Business Developments

•	Grew total revenue 44% year-over-year to $45.6 million
•	Generated $10.8 million of PyroThin® thermal barrier revenue
•	Increased Energy Industrial revenues to $34.8 million
•	Ended second quarter with cash of $162.2 million
•	Shipped first production parts from Mexico assembly facility

“We are pleased with the increasing market adoption of our high-performance thermal and EV safety solutions,” noted Donald R. Young, President and CEO. “Aspen continues its strong growth trajectory, with accelerated demand for both our PyroThin® thermal barrier solutions for EVs and energy industrial products which address energy efficiency, asset resiliency, and safety in traditional energy settings and LNG facilities. Total second quarter revenue grew 44% year-over-year and 19% sequentially. We are increasing the level of our investment in personnel, infrastructure, and related activities, primarily focusing on Phase 1 of our second aerogel manufacturing facility located in Georgia (“Plant II”); a high-volume thermal barrier assembly operation in Mexico; and enhancing the technical, commercial and operational teams that support our commercial markets. The positive impact of these investments and the leveraging of growing volumes set the stage for reaching our revenue and profitability goals.”

2022 Financial Outlook

Aspen’s full year outlook remains unchanged.

•	Total revenue is expected to range between $180.0 million and $200.0 million
•	Net loss is expected to range between $79.8 million and $86.8 million
•	Adjusted EBITDA is expected to range between $(55.0) million and $(62.0) million
•	Net loss per share is expected to range between $2.16 and $2.35

The Company’s 2022 outlook assumes depreciation and amortization of $9.7 million, stock-based compensation expense of $8.2 million, interest expense of $6.8 million and weighted average shares outstanding of 37.0 million for the full year.

Ricardo C. Rodriguez, Chief Financial Officer and Treasurer, added, “Our thermal barrier design, prototype, quoting and fabrication activities continue to accelerate, and we maintain our growth targets for a doubling of revenue from 2021 to 2023 and a tripling of revenue from 2023 to 2025 to approximately $720 million. We believe that the considerable investments we are making in 2022 will pave the way for Aspen to grow through the decade and to become cash flow positive in 2024.”

A reconciliation of non-GAAP Adjusted EBITDA to net loss for the 2022 financial outlook is provided in the financial schedules that are part of this press release. An explanation of this non-GAAP financial measure is also included below under the heading “Non-GAAP Financial Measures.”

Aspen Aerogels may incur, among other items, additional charges, realize gains or losses, incur financing costs or interest expense, or experience other events in 2022, including those related to the planned capacity expansion, supply chain disruptions or further cost inflation, that could cause actual results to vary materially from this outlook.

Conference Call and Webcast Notification

A conference call with Aspen management to discuss second quarter 2022 results and recent business developments will be held at 8:30 am ET on July 28, 2022. During the call, management will respond to questions concerning, but not limited to, Aspen’s financial performance, business conditions, and financial outlook. Management’s discussion and responses could contain information that has not been previously disclosed.

Shareholders and other interested parties may call 844-200-6205 (domestic) or +1 929-526-1599 (international) and referencing conference ID 750795 a few minutes before 8:30 a.m. ET on Thursday, July 28, 2022. In addition, the conference call and an accompanying slide presentation will be available live as a listen-only webcast hosted on the Investors section of Aspen’s website at www.aerogel.com.

Following the live event, an archived version of the webcast will be available on Aspen’s website for convenient on-demand replay for at least a year. A copy of this press release is posted in the Investors section on Aspen’s website.

Non-GAAP Financial Measures

In addition to providing financial measurements based on generally accepted accounting principles in the United States of America (“GAAP”), Aspen provides additional financial metrics that are not prepared in accordance with GAAP (“non-GAAP”). The non-GAAP financial measure included in this press release is Adjusted EBITDA. Management uses non-GAAP financial measures, in addition to GAAP financial measures, as a measure of operating performance because the non-GAAP financial measures do not include the impact of items that management does not consider indicative of Aspen’s core operating performance. In addition, management uses Adjusted EBITDA (i) for planning purposes, including the preparation of Aspen’s annual operating budget, (ii) to allocate resources to enhance the financial performance of its business, and (iii) as a performance measure under its bonus plan.

Management believes that these non-GAAP financial measures reflect Aspen’s ongoing business in a manner that allows for meaningful comparisons and analysis of trends in its business, as they exclude expenses and gains not reflective of Aspen’s ongoing operating results or that may be infrequent and/or unusual in nature. Management also believes that these non-GAAP financial measures provide useful information to investors in understanding and evaluating Aspen’s operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies. These non-GAAP measures may not be comparable to similarly titled measures presented by other companies.

The non-GAAP financial measures do not replace the presentation of Aspen’s GAAP financial results and should only be used as a supplement to, not as a substitute for, Aspen’s financial results presented in accordance with GAAP. In this press release, Aspen has provided a reconciliation of Adjusted EBITDA to net loss, the most directly comparable GAAP financial measure. Management strongly encourages investors to review Aspen’s financial statements and publicly filed reports in their entirety and not rely on any single financial measure.

About Aspen Aerogels, Inc.

Aspen is a technology leader in sustainability and electrification solutions. The Company’s aerogel technology enables its customers and partners to achieve their own objectives around the global megatrends of resource efficiency, e-mobility and clean energy. Aspen’s PyroThin® products enable solutions to thermal runaway challenges within the electric vehicle (“EV”) market. Aspen Battery Materials, the Company’s carbon aerogel initiative, seeks to increase the performance of lithium-ion battery cells to enable EV manufacturers to extend the driving range and reduce the cost of EVs. Aspen’s Spaceloft® products provide building owners with industry-leading energy efficiency and fire safety. The Company’s Cryogel® and Pyrogel® products are valued by the world’s largest energy infrastructure companies. Aspen’s strategy is to partner with world-class industry leaders to leverage its Aerogel Technology Platform™ into additional high-value markets. Headquartered in Northborough, Mass., Aspen manufactures its products at its East Providence, R.I. facilities. For more information, please visit www.aerogel.com.

Investor Relations Contact

Laura J. Guerrant-Oiye

VP, IR & Corporate Communications

Phone: (508) 691-1111 x 8

loiye@aerogel.com

Media Contact

Amy Damiano

VP, Marketing

Phone: (508) 691-1111 x 5

adamiano@aerogel.com

Special Note Regarding Forward-Looking and Cautionary Statements

This press release and any related discussion contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements, including statements relating to Aspen’s 2022 financial outlook. These statements are not historical facts but rather are based on Aspen’s current expectations, estimates and projections regarding Aspen's business, operations and other factors relating thereto, including with respect to Aspen’s 2022 financial outlook. Words such as "may," "will," "could," "would," "should," "anticipate," "predict," "potential," "continue," "expects," "intends," "plans," "projects," "believes," "estimates," "outlook," “assumes,” “targets,” “opportunity,” and similar expressions are used to identify these forward-looking statements. Such forward-looking statements include statements regarding, among other things, Aspen’s expectations about capacity, revenue, backlog, costs, expenses, profitability, cash flow, gross profit, gross margin, operating margin, net loss, Adjusted EBITDA, Adjusted EBITDA margin and related decreases, improvements, timing, variability or trends; beliefs about higher than expected demand from General Motors and Toyota and how they may enable path to profitability, expectations about improvement in ability to absorb fixed costs and reduction of conversion costs as a percentage of sales and the same leading to target gross margins; beliefs about the general strength, weakness or health of Aspen’s business; acceleration in demand; demand increase from General Motors and Toyota for 2022, energy industrial demand book acceleration in 2022, level of penetration in EV market, growth in energy industrial markets; beliefs about current or future trends in the energy, energy infrastructure, chemical and refinery, LNG, sustainable building materials, EV thermal barrier, EV battery materials or other markets and the impact of these trends on Aspen’s business; beliefs about the strength, effectiveness, productivity, costs, profitability or other fundamentals of Aspen’s business; beliefs about the role of Aspen’s technology and opportunities in the electric vehicle market; beliefs about Aspen’s ability to provide and deliver products and services to electric vehicle customers; beliefs about content per vehicle, revenue, costs, expenses, profitability, investments or cash flow associated with Aspen’s electric vehicle opportunities, including the EV thermal barrier business; beliefs about revenue growth and profitability; beliefs about the performance of PyroThin® including its ability to mitigate the propagation of thermal runaway in electric vehicles; beliefs about Aspen’s ability to expand the market for PyroThin, to achieve design wins, to commence shipments of production parts, and to become an industry standard solution for thermal runaway management; beliefs about Aspen’s thermal barrier design, prototype, quoting and assembly activities; expectations about the cost of the capital projects, including Plant II, expectations about the commissioning of Phase I of Plant II in Q4 2023; beliefs about our planned Mexico assembly facility and its timely operations, its ability to meet the demand, the growth in thermal barrier demand to match the assembly operation and vice versa; ability to shift assembly operations from East Providence to Mexico in a timely manner. All such forward-looking statements are based on management’s present expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, the following: inability to execute the growth plan through 2025, inability to complete construction and commissioning the Phase I of Plant II by Q4 2023 and reasonably within budget, inability to manage supply chain disruptions to avoid undue delay or impact on operations or construction of Plant II and Mexico assembly facility, inability to create new product, partnership and market opportunities; any sustained downturn in the industry or energy prices; any sustained downturn in the energy, energy infrastructure, chemical and refinery, LNG, sustainable building materials, EV thermal barrier, EV battery materials or other markets due to the coronavirus pandemic, COVID-19 or any other factor; any failure to sustain project-based demand in the subsea, LNG, on-shore or other markets; the right of EV thermal barrier customers to cancel contracts with Aspen at any time and without penalty; any costs, expenses, or investments incurred by Aspen in excess of projections used to develop pricing under the contracts with EV thermal barrier customers; any failure of Aspen or PyroThin to meet contractual specifications and requirements under contracts with EV thermal barrier customers; Aspen’s inability to create customer or market opportunities for, including PyroThin; any other battery performance and safety products, battery materials or for other new products developed from Aspen’s aerogel technology; any disruption or inability to achieve expected capacity levels in any of our three existing production lines in East Providence, RI or the Mexico assembly facility, including due to the coronavirus pandemic, COVID-19 or any other factor; any inability to expand manufacturing capacity in a second manufacturing facility in Bulloch County, Georgia or at any other location; any inability to establish or timely establish thermal barrier assembly operations in Mexico or any other location; the failure to receive all regulatory or other approvals required to operate, maintain or expand any of Aspen’s facilities; any failure to achieve demand for Aspen’s products; any failure to achieve expected price increases or average selling prices for Aspen’s products; any significant increase in the cost of raw materials, utilities or any other manufacturing consumable; shortages of raw materials, utilities or any other manufacturing consumable due to the coronavirus pandemic, COVID-19 or any other factor; the failure to generate sufficient operating cash flow or to obtain significant additional capital to pursue Aspen’s strategy; any failure to timely raise sufficient capital to fund various capital projects; the failure of Aspen’s products to become widely adopted; the competition Aspen faces in its business; any failure to enforce any of Aspen’s patents; any failure to protect or expand Aspen’s Aerogel Technology Platform™; any future finding of invalidity of any of Aspen’s patents in any jurisdiction; any failure to generate sufficient operating cash flow or to obtain sufficient additional capital to continue to pursue Aspen’s new business, technology, patent enforcement, or patent defense strategy; any failure of Aspen’s products to meet applicable specifications and other performance, safety, technical and delivery requirements; the general economic conditions and cyclical demands in the markets that Aspen serves; the economic, operational and political risks associated with sales and expansion of operations in foreign countries including Mexico; the loss of any direct customer, including distributors, contractors and OEMs; compliance with health and safety laws and regulations; the maintenance and development of distribution channels; and the other risk factors discussed under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021 and filed with the Securities and Exchange Commission (“SEC”) on March 1, 2022, as well as any updates to those risk factors filed from time to time in our subsequent periodic and current reports filed with the SEC. All statements contained in this press release are made only as of the date of this press release. Aspen does not intend to update this information unless required by law.

ASPEN AEROGELS, INC.

Condensed Consolidated Balance Sheets

(Unaudited and in thousands)

	June 30,	December 31,
	2022	2021
	(In thousands, except share and per share data)
Assets
Current assets:
Cash and cash equivalents	$162,185	$76,564
Accounts receivable, net	29,481	20,426
Inventories	17,000	11,987
Prepaid expenses and other current assets	4,616	3,173
Total current assets	213,282	112,150
Property, plant and equipment, net	122,206	55,778
Operating lease right-of-use assets	17,892	13,531
Other long-term assets	2,554	1,495
Total assets	$355,934	$182,954
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$51,126	$17,440
Accrued expenses	10,973	10,819
Current portion of prepayment liability	5,000	4,728
Deferred revenue	1,616	1,321
Operating lease liabilities	2,488	2,247
Total current liabilities	71,203	36,555
Prepayment liability	—	5,000
Convertible note - related party	102,721	—
Operating lease liabilities long-term	17,256	12,991
Total liabilities	191,180	54,546
Stockholders’ equity:
Total stockholders’ equity	164,754	128,408
Total liabilities and stockholders’ equity	$355,934	$182,954

ASPEN AEROGELS, INC.

Consolidated Statements of Operations

(Unaudited and in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
	(In thousands, except share and per share data)		(In thousands, except share and per share data)

Revenue	$45,640	$31,670	$84,047	$59,767
Cost of revenue	46,851	27,090	87,046	51,231
Gross (loss) profit	(1,211)	4,580	(2,999)	8,536
Operating expenses:
Research and development	4,447	2,609	8,039	5,051
Sales and marketing	7,633	3,568	13,651	6,869
General and administrative	9,355	5,017	16,581	9,405
Total operating expenses	21,435	11,194	38,271	21,325
Loss from operations	(22,646)	(6,614)	(41,270)	(12,789)
Other income (expense)
Interest expense, convertible note - related party	(1,550)	-	(2,369)	-
Interest expense, net	146	(55)	105	(130)
Total other income (expense), net	(1,404)	(55)	(2,264)	(130)
Net loss	$(24,050)	$(6,669)	$(43,534)	$(12,919)
Net loss per share:
Basic and diluted	$(0.68)	$(0.23)	$(1.27)	$(0.46)
Weighted-average common shares outstanding:
Basic and diluted	35,207,975	28,501,044	34,276,083	28,243,687

Square Foot Operating Metric

The following chart sets forth Energy Industrial product shipments in square feet associated with recognized revenue.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
	(In thousands)

Energy Industrial product shipments in square feet	9,200	9,830	17,363	18,444

Reconciliation of Non-GAAP Financial Measures

The following tables present a reconciliation of the non-GAAP financial measure included in this press release to the most directly comparable GAAP measure:

Reconciliation of Adjusted EBITDA to Net loss

We define Adjusted EBITDA as net income (loss) before interest expense, taxes, depreciation, amortization, stock-based compensation expense and other items, which occur from time to time and which we do not believe are indicative of our core operating performance.

For the three and six months ended June 30, 2022 and 2021:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
	(In thousands)
Net loss	$(24,050)	$(6,669)	$(43,534)	$(12,919)
Depreciation and amortization	2,032	2,104	4,161	4,742
Stock-based compensation	2,295	1,070	4,123	2,046
Interest expense, net	1,404	55	2,264	130
Adjusted EBITDA	$(18,319)	$(3,440)	$(32,986)	$(6,001)

For the 2022 full year financial outlook:

	Year Ending
	December 31, 2022
	Low	High
	(In thousands)
Net loss	$(86,800)	$(79,800)
Depreciation and amortization	9,700	9,700
Stock-based compensation	8,300	8,300
Interest expense, net	6,800	6,800
Adjusted EBITDA	$(62,000)	$(55,000)